Exclusive Management Operating Contract
This Agreement is effective as of Jan 04th 2019

BY AND BETWEEN **SmartCard Marketing Systems Inc.,** a Corporation duly constituted pursuant to the Delaware Business Corporations Act and publicly listed on the OTC Stock Exchange **(SMKG:OTC)** having its head office at, 20c Trolley Square Wilmington, DE, USA 19806;

(Hereinafter referred to as **"SMKG"** or **"the Corporation"**)

AND: **Variance Strategy LLC,** a limited liability corporation duly incorporated pursuant to the laws of Delaware, having its registered office at, 20c Trolley Square Wilmington Delaware, 19806.

(Hereinafter referred to as "Variance")

AND: **MASSIMO BARONE,** domiciled and residing at 3079, Avenue des Aristocrates, laval, Quebec, H7E.5H3.

(Hereinafter referred to as **"Barone"**)

AND: **PAOLO (PAUL) CONTINELLI,** domiciled and residing at, 473 rue De Chaville, Laval, Québec, H7K.0B7;

(Hereinafter referred to as **"Continelli"**)

(Barone and Continelli are hereinafter collectively referred to as **"Variance's Designated Nominees"** or **"VDN"**)

(together **SMKG, Variance, "Barone and Continelli"** are hereinafter collectively referred to as the **"Parties"**)

WHEREAS the Corporations the parent Corporation refers to VelocityMWallet Technology LLC (VMW);

WHEREAS the Corporation, Variance and Variance's Designated Nominees wish to enter into an agreement which shall govern the terms and condition of Variance and Variance's Designated Nominees' implication in the operations and development of the Corporation which are essential to the success of the business;

WHEREAS the Parties hereto wish to enter into an exclusive management agreement (the "Agreement") pursuant to the terms and conditions hereinafter set forth;

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1- Description of Business

The Corporation and its subsidiaries are actively involved in the business of providing Payment and Incentive solutions developed for Web-commerce including Smartphone & Tablets interaction with compatibility. Additionally the Corporation develops and operates proprietary intellectual transaction management services;

2- Term

This Agreement shall be effective upon the date set forth in the first paragraph of this Agreement and continue for a total of five (5) years (the "Term" or "Initial Term").

The term of this agreement may be renewed at the option of Variance and/or VDN for an additional period of four (4) years upon giving the Corporation a minimum ninety (90) maximum thirty (30) days written notice prior to the expiry of this agreement.

3- Scope of mandate.

Variance and VDN are founders and strategic visionaries of the Corporation. The Corporation recognizes their value and wishes to retain their expertise and to mandate Variance and VDN on an exclusive basis to design, develop, manage and deploy the Corporation's strategic and go to market plan for the next five (5) years. Variance or VDN will dedicate all their time and efforts in fulfilling its obligations and to render the services described herein under this Agreement.

4- Positions

Barone shall continue to act as and shall be reappointed C.E.O (Chief Executive Officer) for the duration of this Agreement.

Barone shall be appointed and or nominated Chairman of the board of directors and Continelli CO-Chair of the board of directors of SMKG and its subsidiaries.

Variance or VDN shall act in the Corporation's best interests on a best efforts basis at all times and ensure that the following tasks are duly executed: Management of the Yearly annual Audits, Quarterly Interim IFRS reporting Financials and Equivalent MD&A`s in addition to the equivalent forms required by the SEC/ OTC markets or securities exchange including any other tasks required to be fulfilled from time to time. At the current time SMKG is a non-reporting issuers on the OTC Markets.

5- Choice of Team

In order to secure and achieve success of the Corporation's vision during the Term, Variance or VDN shall have the exclusive right to select and appoint the candidates for the positions hereinafter set forth at Variance's or VDN's unfettered discretion:

The following Positions include;

1) Appointment of CEO
2) Appointment of CTO
3) Appointment of Project Team Managers

Variance or VDN will offer their expertise in order to set the compensation and remuneration guidelines for the aforementioned positions. Each appointed position will be for a maximum 2 year term plus an optional one (1) year.

Variance or VDN shall be responsible of hiring the External Auditor, External CPA and Advisory Board members for the Corporation.

6- Technology, Intellectual and Innovation Rights

Variance and VDN agree that they will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby assigns, transfers and conveys to the Corporation, or its designee, all claims to R&D rights to the work as well as worldwide right, title, and interest in and to any and all innovations, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, which the Variance and VDN may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of their mandate pursuant to this Agreement or which result, to any extent, from use of the Corporation's premises or property (collectively, the "Inventions"), including any and all moral rights and intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, "Intellectual Property Rights"). Variance and VDN further acknowledge and agree that all original works of authorship which are made by the Variance or VDN (solely or jointly with others) in the performance of the mandate pursuant hereto and which are protectable by copyright are "works made for hire," as that term is defined in the Canadian Copyright Act. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, the Variance and VDN hereby assign, transfer and convey to the Corporation all of their worldwide right, title and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto.
Variance brings expertise and experience to the Corporation and shares its ideas, concepts and innovation which become the Corporations intellectual rights or assets which are developed by the Corporation's primary holding and subsidiaries.

7- Options as Remuneration

Variance or VDN are entitled to 30% of all issuable and available options pursuant to a plan or outside of a plan for the Term of this Agreement or any extension term thereof. The options granted shall at all times meet regulatory and OCT guidelines.

8- Stock Compensation Plan

Variance or VDN shall be entitled to 75% of the stock compensation program available to the Corporation by the CNSX or equivalent exchange (should the Corporation trade on another exchange) under the exchange rules for the 1st year, 65% in the 2nd Year, 55% in the 3rd year and 45% in the 4th year with a static 45% for the renewal term.

9- Management Fee

At the discretion of Variance or VDN, Variance or VDN shall be paid an annual management fee in the amount of Three Hundred Thousand dollars ($300,000 USD) payable monthly or quarterly at the option Variance or VDN. At Variance's or VDN's discretion, the management fee shall be payable to either Variance or VDN in the proportion directed by Variance or VDN. During the Term, the fee shall be subject to an annual increase of 4.5%.

10- Bonus Compensation Table

Variance or VDN are entitled to an additional compensation based on the following conditions:

In the event the Corporation successfully graduates to a higher tier qualified stock exchange such as the Small Cap Nasdaq, CNSX, TSX, Hong Kong or any US stock exchange, the fee provided in Section 9 shall be increased by Sixty Five Thousand dollars ($65,000.00) USD per annum for the 1st year and thirty five thousand ($35,000) USD the consecutive years there after.

In addition, Variance or VDN shall be entitled to a bonus/earned commissions commensurate to three percent (3%) of EBITDA payable to Variance or VDN in cash or equivalent common shares converted at a stock price equal the maximum allowable discount on the stock price traded as per the policies of the exchange.

11- Fee or Commission on Capital Raise or financings

Variance or VDN shall be entitled to the following fee or commissions earned for raising capital or financing for the Corporation or its subsidiaries. The schedule is as follows:

1) 2% of the total amount of the capital raised paid in Cash; or
2) At the option of Variance or VDN, in replacement of cash, 4% payable in common shares at a price equivalent to the price of the issuance dollar value; or
3) A Combination of 1.5% payable in Cash and two percent 2.5% payable in common stock at a price equivalent to the price of the issuance dollar value.

12- Commission Compensation for Acquisitions

Variance or VDN shall be entitled to the following fees or commissions for identifying and successfully completing acquisitions of target companies by the Corporation or its subsidiaries. The schedule is as follows and calculated on the total value of the transaction:

1) 5% commission payable as follows: 2% paid in Cash and 3% paid in common shares at the common price issuance of the transaction;

13- Compensation for being Acquired or Merger

Variance or VDN shall be entitled to the following fees or commissions for identifying an interested party and successfully completing the acquisition or merger of the Corporation or its subsidiaries with the interested party. The schedule is as follows:

2) 3% paid in Cash or equivalent if the evaluation is above $50,000,000
3) 2.5% paid in Cash or equivalent if the evaluation is above $80,000,000
4) 2% paid in Cash or equivalent if the evaluation is above $125,000,000
5) 1.5% paid in Cash or equivalent if the evaluation is above $200,000,000

14- Milestone compensation:

Variance or VDN shall be entitled to a commission based on thresholds reached for licenses sold. The commission is payable upon licenses being paid for by the combined aggregate number of clients of the Corporation and its subsidiary companies. The commission is payable in Cash. Variance or VDN may opt at their discretion to be paid in common shares of the Corporation at a price equivalent to a 35 day trading period average calculated prior to the date of payment at the maximum discount allowable by the SEC, OTC Markets or similar exchange. The commission schedule is as follows:

Milestone Compensation Schedule in Canadian Dollars

1) 20,000 Active Merchants	$25,000 Bonus
2) 50,000 Active Merchants	$40,000 Bonus
3) 100,000 Active Merchants	$70,000 Bonus
4) per additional thereafter 50,0000 active merchants	$15,000 Bonus

15- Contractual Agreements & Signing Authority

In the scope of its mandate, Variance or VDN shall have the authority to bind the Corporation by signing contractual agreements, letters of intent, memorandums of understandings, nondisclosure documents, including but not limited to definitive agreements on behalf of the Corporation or its subsidiaries. Variance or VDN agree to act on the best interest of the Corporation or its subsidiaries. The authorized parties designated are Mr. Massimo Barone, Mr. Paolo Continelli and 3rd party designated Mr. Michele Tasillo.

16- Limitation of liability

Variance and VDN shall not be liable to Corporation for any loss incurred in the performance of their mandate and services pursuant hereto, unless caused by Variance or VDN's intentional misconduct. Corporation agrees, at is sole defense, to indemnify and defend Variance and VDN from and against any damages, claims or suits by third parties against Variance or VDN arising from the performance of Variance and VDN's mandate and services unless caused by their intentional misconduct which is deliberately harmful to the company.

17- Right to Veto on hiring or firing

Variance or VDN shall have a right of VETO on any firing or hiring of staff during the Term of this Agreement.

18- Non- Compete

Variance and VDN, after termination of this Agreement, undertake for a period of twelve (12) months to not directly or indirectly compete with the Corporation or work for or alongside any competitors of the Corporation. Variance and VDN agree for the same period outlined above, to not directly or indirectly solicit any of the Corporation's employees, for their personal use or the use of a third party. The terms of this clause shall also apply for the duration of the Term and any renewal term thereafter.

19- Poison Pill in case of Hostile takeover

Variance or VDN shall develop with the assistance of the Board of Directors a poison pill in the event of a hostile takeover bid. Variance or VDN shall have veto on its text.

Obligations of Variance and/or VDN

Variance or VDN agree to manage on a day to day basis the operations of the Corporation and its subsidiaries in a lawful manner and with proper conduct and diligence. Variance or VDN shall designate the roles of each individual manager or supervisor and elaborate what their tasks will be in such a manner that all managers and supervisors will operate and manage the business and clients with the best of intent and good will.

Variance or VDN shall continuously keep track of any material change of events and promptly advise the Board of directors of such material change that may or may not materially adversely or positively affect the Corporation.

20- Marketing and Product Support

Variance or VDN will on a best efforts basis market and sell the Corporation's products and services and comply with the policies, programs, and requirements regarding marketing and product support as may be communicated by the Corporation. Variance or VDN shall respect the terms and guidelines to be developed and provided, however, in order to avoid conflict among Corporation's distribution channels, all such marketing and sales efforts require the prior written authorization from the Corporation's C.E O and second officer. The C.O.O. shall not, without prior written authorization from the Corporation, sell Corporation products in lines of business which may be harmful to the Corporations such as unlicensed gaming, unlicensed adult pornography or telemarketing schemes.

21- Advertising

Variance or VDN will develop a marketing and sales strategy for Acquirers, Processors, Banks, Telecoms, ISO`s, Distributors and other reasonable sales channels which are beneficial to the Corporation.

22- Presentations and Planning

In order to compete with major software or tech companies on an international level, Variance or VDN will develop oral and visual presentations describing the Corporation's products, plans, and business.

23- Creation of customer support channels

Variance or VDN shall use their best efforts to create a customer support channels and services and shall ensure that the service reseller(s) shall:

a) Supply Corporation with such data as Corporation requests regarding sales to customers for Corporation's own reporting purposes;

b) Participate fully in Corporation campaigns to notify customers of any retrofit or recall of Corporation Products;

c) Use only Corporation-approved vendors, servicing and maintenance of Corporation Products it provides under warranty; and

d) Comply with laws and regulations applicable to in the jurisdictions of the territory being solicited and operating.

24- Expenses

The Corporation agrees to pay the following expenses to Variance or VDN related to the performance of its mandate and services rendered to the Corporation and/or its subsidiaries pursuant to this Agreement:

1) Travel

When Variance or VDN are required to travel anywhere in North America (excluding Quebec) or within a 200 km radius), the standard fee shall be fixed at $ 750.00 USD per day plus hotel, food and beverage. For all other travels outisde North America, Variance or VDN shall be entitled to a maximum of $1150.00 USD per day billing for up to 6 days, should the travels require more than 6 days – each additional day will be billed at $ 1350.00 USD per day plus hotel, food and beverage.

2) Mobility

Variance or VDN shall be entitled to expense a maximum of $ 450.00 USD per month for North American calls and a maximum of $600.00 USD per month for calls outside North America.

3) Car

Variance or VDN shall be entitled to expense the lesser of i) up to $200.00 monthly for the use of personal vehicles to a maxium of 2 for the company or ii) opt to invoice $0.20 per km per month. Should Barone and/or Continelli choose to rent a car for business travels the Corporation will incur the cost of a medium size luxury sedan.

25- Billing solution

Variance or VDN will keep the Corporation informed of customer support policies and procedures, and agree to follow such policies and procedures to resolve any customer support issues to minimize any liabilities if incurred. Variance strategy or VDN agree to create operating guidelines for general staff and administration.

26- Termination for Cause

This Agreement may be terminated for cause upon written notice:

a) By either party upon [120] days' written notice if the other commits a material breach of the Agreement and fails to cure it within the [90] days. In such event, the termination must have the approval of the majority of the Board of Directors.

27- Effects of Termination

a) The termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto or in connection therewith;

b) Upon termination, Variance or VDN shall immediately stop all marketing, promotion, advertising or reference to Corporation products and shall have no further rights to use Corporation's marketing, promotion or advertising materials or other resources if paid in full and no disputes subsist between Parties;

c) In the event of termination by the Corporation for cause or without, Variance or VDN shall be entitled to receive 2 years management fee as per section 9 of this Agreement: Three Hundred Fifty Thousand Dollars ($350,000.00) USD in Cash or Five Hundred Thousand Dollars ($500,000.00) USD in Common Stock of the Corporation with the applicable allowable discount at the time of issuance and no additional restrictions on the security. At the option of Variance or VDN, said payment can be paid 25% in cash and the balance in common shares of the Corporation. The amount payable will be based on the 4th year remuneration schedule. In the event Variance or VDN opt for common shares as compensation, the price at which to convert shall be as follows: a price equivalent to a 35 day trading period average calculated prior to the date of termination at the maximum discount allowable by the CNSX or similar exchange.

28- Confidentiality

Confidential information is the exclusive property of the Corporation. For the entire duration of this Agreement and for a period of One (1) year thereafter, Variance and VDN agree that any information received by Variance and VDN during any furtherance of their obligations in accordance with this Agreement, which concerns namely the personal, financial or other affairs of the Corporation will be treated by Variance and VDN in full confidence and will not be revealed to any other persons, firms or organizations. For the purpose of clarity, Variance and VDN agree that any information received by them is private, internal and the proprietary of the Corporation and that Variance and VDN will not disclose any confidential information to the benefit of any third party nor make use of same for Variance and VDN's own purposes.

29- Notices

Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile, other electronic means or nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof, and shall be deemed given when personally delivered, when sent electronically or [2] business day after being sent by overnight courier.

To: Variance strategy llc or nominee
[20c Trolley Square
[Wilmingoton, De]
[USA] 19806
Attention: Massimo Barone
mb.variancestrategy@gmail.com 514 386 6307
Facsimile: 1 866 774 2555

To :Massimo Barone:
At the address mentioned above
maxbarone@hotmail.com 514 386 6307

To : Paolo Continelli
At the address mentioned above
pc.variancestrategy@gmail.com 514 947 1156

To: SmartCard Marketing Systems Inc (SMKG :OTC)

20c Trolley Square,
Wilmington, De USA 19806
1 844 THE PAYMENT

30- Assignment.

Neither party may assign this Agreement or any interest herein, or delegate any of its duties hereunder, to any third party without the other party's prior written consent. Any attempted assignment or delegation without such consent shall be null and void.

31- Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and assigns of the parties.

32- Miscellaneous provisions

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters herein contained and supersedes all previous agreements and undertakings with respect thereto. This Agreement may be modified only by written agreement signed by the parties.

Language. The parties hereto have explicitly requested and hereby accept that this Agreement be drawn up in English. Les parties aux présentes ont expressément demandé et acceptant par les présentes que le présent document soit rédigé en anglais.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitues one agreement.

Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the Province of Québec.

Severable provisions. If any provision of this Agreement to any extent, be declared invalid or unforceable, the remainder of this Agreement other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision shall be separately valid and enforceable to the fullest extent permitted by law.

Acknowledgement. The parties acknowledge that they have read and understand this Agreement, and agree to be bound by its terms and conditions.

AND THE PARTIES HAVE SIGNED ON THIS 04th OF JANUARY 2019.

SMKG SmartCard Marketing Systems Inc

Michele (Mike) Tasillo
Manager of Finance / SMKG
514 394 5200
Mtasillo@smartcardmarketingsystems.com

20c Trolley Square, Wilmington De

USA, 19806

Variance Strategy llc

Massimo Barone, Director
Director
514 386 6307
Mb.variancestrategy@gmail.com

20c Trolley Square Wilmington, De

USA, 19806

Paolo (Paul) Continelli
Director
514 947 1156
paulq@email.com

20c Trolley Square Wilmington, De

USA, 19806